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                                                               EXHIBIT 99.1

                   SUN COMPANY, INC. ANNOUNCES EARNINGS
                       FOR FIRST TWO MONTHS OF 1996

     PHILADELPHIA, March 19, 1996 - Sun Company, Inc. (NYSE: SUN) is announcing today its earnings for the first two months of 1996.

     The company's unaudited net income for this two-month period was approximately $15 million. During the first three months of 1995, Sun had an after-tax loss of $7 million.

     Sun's operating results can vary significantly from month to month due to the volatility of refining and marketing margins and the timing of maintenance activities at Sun's refineries, among other factors.
Therefore, operating results for the first two months of 1996 are not necessarily indicative of the operating results for either the first quarter or the full year 1996.

     Sun Company, Inc., headquartered in Philadelphia, operates five domestic refineries and markets gasoline under the Sunoco brand through approximately 4,000 outlets in 17 states from Maine to Indiana to the District of Columbia. These outlets include more than 500 convenience stores and approximately 350 Sunoco Ultra Service Centers. Sun sells lubricants and petrochemicals worldwide and operates domestic pipelines and terminals. Sun also conducts coal mining and cokemaking operations in Virginia and Kentucky and produces crude oil and natural gas in the U.K. North Sea.